Exhibit 10.1

FBEC Worldwide Inc.

RESOLUTION FROM THE BOARD OF DIRECTORS

The undersigned, being members of the Board of Directors of FBEC Worldwide Inc., a Wyoming Corporation, do hereby declare and state that they consent to and hereby adopt the following resolutions and/or the following actions:

RESOLVED: In connection with the Board Meeting on July 2, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Board has agreed to amend the Employment Contract with its CEO & Chairman, Robert Sand, whereas he will receive a salary increase from an annual salary of $175,000 to $295,000. This is a 59% increase based upon certain milestones that have been accomplished since his appointment and additional liabilities accepted since his agreement dated April 28, 2015.

In connection with the Board Meeting on July 2, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Board has agreed to issue a 10% interest bearing Convertible Promissory Note in the principal amount of $62,250 to Beaufort Capital Partners LLC, a New York Limited Liability Company("BCP"). The note includes an Original Issuer Discount (OID) of $7,250, and the Company received $55,000. Pursuant to the terms of the convertible promissory note, the 6 month maturity date is January 2, 2016 and the holders have the right to convert any portion of the principal amount thereof at a 37.5% discount to the lowest intra-day trading price within the fifteen (15) trading days prior to a Conversion Notice submitted to the Issuer’s Transfer Agent.

I certify that the Corporation is duly organized and existing and has the power to take action called for by the above Resolution dated July 2, 2015.

Acknowledged by:

/s/ Robert S. Sand	/s/ Michael Wilcox
Robert S. Sand, CEO	Michael Wilcox, Director

/s/ Darren Hamans
Darren Hamans